Exhibit 10.2

[Neurologix letterhead]

August 20, 2007

Marc Panoff
65 Rockledge Drive
Suffern, NY 10901

Dear Marc:

In order to induce you to remain in the employ of Neurologix, Inc. (the “Company”) and to continue in your efforts to cause the Company to consummate an equity offering, pursuant to a transaction or series of transactions, in which the Company shall receive gross proceeds (the “Proceeds”) of not less than $15,000,000 (a “Financing”), the Company hereby agrees to the following:

1) In the event the Company consummates a Financing, the Company shall enter into an employment agreement (the “Employment Agreement”) with you, in the form attached as Exhibit A hereto, within 30 days of the closing date of the Financing.

2)  Reference is made to that certain letter from the Company addressed to you, dated December 15, 2005, a copy of which is attached hereto as Exhibit B (the “Offer”).  The provisions of Section 6 of the Offer and Appendix A of the Offer are hereby incorporated by reference into this Agreement and continue to be in full force and effect.

3) The Company shall be entitled to withhold from amounts payable to you hereunder such amounts as may be required by applicable law.

4) This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York.  This Agreement is the only written agreement between us as to the subject matter, and merges and supersedes all prior discussions; and shall be binding on all permitted successors and assigns.  This Agreement may be signed in any number of counterparts, each of which shall be deemed an original, but all of which, when taken together, shall constitute one instrument.

Please indicate your acceptance of the above terms and conditions by signing below, where indicated.

Sincerely,

NEUROLOGIX, INC.

By:   /s/ John E. Mordock

Title: JOHN E. MORDOCK, PRESIDENT & CHIEF EXECUTIVE OFFICER

Accepted and Agreed:

/s/ Marc Panoff

MARC PANOFF

Dated:  9/20/2007

Exhibit A

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT, dated as of ________________, 2007, by and among Neurologix, Inc., a Delaware corporation (the “Company”), and Marc Panoff (the “Executive”).

W I T N E S S E T H :

WHEREAS, the Executive is currently employed as Chief Financial Officer, Treasurer and Secretary of the Company; and

WHEREAS, the Company desires to continue to retain the services of the Executive, and the Executive desires to continue to be employed by the Company;

NOW, THEREFORE, the parties hereto, in consideration of the mutual promises and agreements set forth herein, agree as follows:

ARTICLE I.
EMPLOYMENT AND TERM

Section 1.1    Employment Period.  Upon the terms and subject to the conditions set forth in this Agreement, the Company shall employ the Executive for a period of two years commencing on the date hereof, unless such employment shall be earlier terminated pursuant to Article III hereof (the “Employment Period”).

ARTICLE II.
TERMS AND CONDITIONS

Section 2.1    Services to be Rendered by the Executive; Compensation.  (a)  During the Employment Period, the Company shall employ the Executive as Chief Financial Officer,  Treasurer and Secretary.  The Executive shall perform the duties and have the responsibilities customarily associated with the position of Chief Financial Officer, Treasurer and Secretary, and shall render such other services, and assume such other responsibilities, as may be directed by the Board of Directors (the “Board”) of the Company.  In connection with such employment, the Executive shall diligently perform his services hereunder and shall devote substantially all of his working time (reasonable sick leave and vacations excepted) to his duties and responsibilities to the Company.  The Executive shall report to the Board.

(b)  Nothing contained herein shall preclude the Executive from engaging in charitable and community activities, participating in industry and trade organization activities, managing his and his family’s personal investments and affairs or engaging in speaking or educational activities, provided that such engagements or activities shall not materially interfere with the performance of his duties and responsibilities under this Agreement.

Section 2.2    Base Salary.  The Company shall pay to the Executive a base salary (the “Base Salary”) at the rate of at least $185,000 per annum, payable in accordance with the Company’s regular payroll practices.  The Board shall review the Executive’s performance and peer group compensation annually and evaluate whether to increase the Base Salary as part of such review (the “Performance Review”).

Section 2.3    Annual Bonus.  During the Employment Period, the Executive shall be eligible to receive an annual bonus (the “Bonus”) as may be determined by, and in the discretion of,  the Board pursuant to the Executive’s annual Performance Review.  Any such Bonus shall be payable in cash no later than 60 days following the end of each year for which such Performance Review shall have been undertaken by the Board.

Section 2.4    Benefits.  The Executive shall be eligible to participate in all the Company’s employee benefit plans, including all stock option plans or other stock-based award plans, on the same terms and conditions that govern participation by other employees.  The Executive shall be entitled to 20 working days of paid vacation during each 12-month period of the Employment Period.   The Company shall reimburse the Executive for all reasonable and necessary expenses and disbursements incurred by him for and on behalf of the Company in the performance of his duties under this Agreement, subject to submission of itemized reports of all such expenses and disbursements, together with appropriate supporting vouchers.

ARTICLE III.
TERMINATION

Section 3.1    Death or Disability.  (a)  If, during the Employment Period, the Executive shall die, his termination of employment shall become effective as of the date of his death.  If, during the Employment Period, the Executive shall be substantially unable to perform the duties required of him pursuant to the provisions of this Agreement due to any physical or mental disability which is in existence for a period of 45 consecutive days or an aggregate of 90 days in any 12 consecutive month period, the Company shall have the right to terminate the Executive’s employment pursuant to this Agreement by giving not less than 30 days’ written notice to the Executive, at the end of which time the Executive’s employment hereunder shall be terminated.  The Executive shall retain his status and continue to receive his Base Salary and other benefits during the period prior to any termination because of a disability.  Upon request by the Company, the Executive shall submit to reasonable medical examination for the purpose of determining the existence, nature and extent of any such disability.

(b)          In the event of a termination of the Executive’s employment by reason of his death or disability, the Company shall have no further obligations hereunder, except as follows:

(i)           All accrued and unpaid Base Salary through the date of termination and all bonus or incentive compensation or other benefits earned and accrued by the Executive as of the date of termination, plus any vacation pay, expense reimbursements or other entitlements due to the Executive under any of the Company’s benefits plans or under this Agreement, shall be paid to the Executive or his estate or assigns within 30 days of the date of termination; and

(ii)           All stock options and other equity awards granted to the Executive shall fully vest on the date of termination, and all such stock options or awards shall thereupon become fully exercisable or payable, with such stock options to continue to be exercisable for one year after the date of termination, but, in no event later than  the date of expiration of such options as specified in the option award letters relating thereto.

Section 3.2    For Cause by the Company or Without Good Reason by the Executive.  (a)  The Company shall have the right to terminate the Executive’s employment pursuant to this Agreement immediately upon written notice to the Executive for Cause (as hereinafter defined).  Notwithstanding the foregoing, the Company may not terminate the Executive’s employment for Cause unless (i) a determination of Cause shall have been made and approved by a majority of the Board and (ii) the Executive shall have been given at least 20 days written notice of the Board’s meeting called to make such determination.

(b)           The Executive shall be entitled to terminate his employment pursuant to this Agreement without Good Reason (as hereinafter defined) upon not less than 45 days’ written notice to the Company.

(c)           In the event of a termination of the Executive’s employment by the Company for Cause or by the Executive without Good Reason, the Company shall have no further obligations hereunder, except to make payments to the Executive of the compensation and other amounts specified in Section 3.1(b)(i) hereof  within the time period specified therein.

(d)           For purposes hereof, “Cause” shall mean (i) the conviction of the Executive of a felony under state or federal law or of a misdemeanor involving theft or moral turpitude or a guilty or nolo contendere plea with respect thereto; (ii) the engagement by the Executive in conduct that shall constitute gross neglect or willful misconduct (including misappropriation or embezzlement of property or fraud) in connection with the Executive’s employment, provided that, for purposes of determining whether conduct shall constitute willful misconduct, no act shall be considered “willful” unless committed in bad faith or without reasonable belief that such act shall have been in the best interests of the Company; (iii) the material breach by the Executive of the provisions of this Agreement (including, but not limited to, the Executive’s willful failure after written notice by the CEO of the Company or the Board to perform any of his material duties hereunder) and (iv) the violation by the Executive of any material provisions of the Company’s Code of Conduct and Ethics or other similar policies, from time to time in effect.

Section 3.3    Without Cause by the Company or For Good Reason by the Executive.   (a)  The Company shall have the right to terminate the Executive’s employment hereunder without Cause at any time upon written notice to the Executive.

(b)  The Executive shall be entitled to terminate his employment pursuant to this Agreement upon 30 days’ written notice to the Company in the event of (i) a material reduction or material adverse change in the Executive’s title, employment duties or reporting responsibilities, excluding any isolated or inadvertent action not taken in bad faith by the Company and which shall be remedied by the Company within 10 days after receipt of notice thereof given by the Executive;  (ii) a Change in Control (as hereinafter defined);  or (iii) the breach by the Company of any material term of this Agreement (each of (i), (ii) and (iii) above being referred to herein as “Good Reason”).

(c)  In the event of a termination of the Executive’s employment by the Company without Cause or by the Executive for Good Reason, the Company shall pay or provide for the following:

(i)           The Company shall pay to the Executive all the compensation and other amounts specified in Section 3.1(b)(i) hereof within the time period specified therein;

(ii)           All stock options and other equity awards granted to the Executive shall vest and be payable as of the date of termination and shall be exercisable in the manner and to the extent specified in Section 3.1(b)(ii) hereof;

(iii)           The Company shall pay to the Executive in a lump sum in cash within 30 days after the date of termination an amount equal to the Executive’s Base Salary (as in effect immediately prior to the date of termination) which, but for termination, would have been paid to the Executive over a period (the “Payment Period”) equal to the lesser of (A) 1 year or (B) the remaining term of the Employment Period; and

(iv)           The Company shall, during the Payment Period, continue to provide, at its cost, to the Executive all the medical, life, disability and other insurance benefits which the Executive shall have been receiving immediately prior to the date of termination.

(d)  For purposes hereof, “Change in Control” shall be deemed to occur upon (i) the sale by the Company of all or substantially all of its assets; (ii) the consolidation of the Company with any person or entity or the merger of the Company with any person or entity as a result of which the Company shall not be the surviving entity; or (iii) the acquisition by any “person” (as defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), excluding for this purpose General Electric Pension Trust, DaimlerChrysler Corp. Master Retirement Trust, Palisade Private Partnership, L.P., ATEC Trust, Medtronic, Inc. or Martin J. Kaplitt, M.D., or their affiliates and/or assigns, of beneficial ownership (as defined in Rule 13d-3 of the Exchange Act) of voting securities of the Company, whether directly or indirectly, representing more than 50% of the combined voting power of the Company’s then outstanding voting securities, provided that no Change of Control shall be deemed to have occurred as a result of a change in ownership percentage resulting solely from an issuance or issuances of equity or equity-related securities of the Company or from an acquisition of such securities by the Company.

ARTICLE IV.
CONFIDENTIALITY AND IP AGREEMENT

Section 4.1    Agreement.  The Executive has heretofore executed a confidentiality agreement with the Company relating to the disclosure and use of confidential information (as defined therein) relating to the Company and to the protection of the Company’s trade secrets and other intellectual property.  The Executive hereby acknowledges that such agreement is in full force and effect as of this date hereof.

Section 4.2    Compliance with Agreement.  The Executive shall continue to comply with, and to observe all conditions of, the agreement described in Section 4.1 hereof.  Any material breach of such agreement shall be deemed, and shall constitute, a breach of this Agreement.

ARTICLE V.
 NON-COMPETITION AND NON-SOLICITATION

Section 5.1    Non-Competition and Non-Solicitation.  (a) During the Restricted Period (as hereinafter defined), the Executive shall not, anywhere in the United States, directly or indirectly, provide any services, with or without pay, own, manage, operate, join, control, advise, consult with, invest in, participate in or be connected as a stockholder, partner or otherwise with, any business, individual, partnership, firm, corporation or other entity that develops, designs, licenses, merchandises, manufactures or causes the manufacture of gene therapy products or treatments, including any medical or pharmaceutical products relating thereto.  Notwithstanding the foregoing, the Executive may beneficially own (as such term is defined under Section 13 of the Exchange Act) up to 5% of the shares of any company whose securities are traded on a national securities exchange or the NASDAQ National Market.  For purposes of this Section 5.1, “Restricted Period” shall mean the Employment Period (and giving effect to early termination) and the one-year period immediately thereafter.

(b)           During the Restricted Period, the Executive shall not, for himself or on behalf of any other person or entity, or by action in concert with any other person or entity, directly or indirectly, (i) solicit, induce or encourage any person who is an employee of the Company to terminate his or her employment or other contractual relationship with the Company, (ii) hire any person who is an employee of the Company or who was such an employee at any time during the six-month period preceding such hiring or (iii) solicit, encourage or induce any person or entity known by the Executive to have a relationship with the Company to discontinue, terminate or cancel any such relationship or refrain from entering into any new relationship or extending any existing relationship with the Company.

(c)           The Executive acknowledges that the provisions of this Article V are reasonable and that, in the event of a violation thereof, the Company’s damages would be difficult to ascertain and the legal remedy for such damages available to the Company would be inadequate.  Accordingly, the Executive expressly acknowledges and agrees that, in the event of any threatened or active breach of this Article V, the Company shall be entitled to specific enforcement of this Article V through injunctive or other equitable relief in a court with appropriate jurisdiction, without the need to post any bond.

ARTICLE VI.
MISCELLANEOUS

Section 6.1    Indemnification.  The Executive shall be indemnified by the Company to the fullest extent permitted by law and as provided for in the Company’s certificate of incorporation, the Company’s by-laws or in any separate agreement between the Company and the Executive.

Section 6.2    Notices.  All notices and other communications provided for or permitted hereunder shall be made by hand delivery, first class mail (registered or certified mail, return receipt requested), telecopier or commercial courier guaranteeing next day delivery addressed to the Company at its principal executive offices and to the Executive at his last known address reflected in the Company’s records.  All such notices and communications shall be deemed to have been duly given at the time delivered by hand, if personally delivered; five business days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged (verbally or electronically), if telecopied; and the next business day after timely delivery to the courier, if sent by commercial courier guaranteeing next day delivery.  Either party hereto may change its address by giving notice of such change in the manner specified herein.

Section 6.3    Entire Agreement.  This Agreement constitutes the entire understanding and agreement between the parties hereto with respect to the matters set forth herein, and supersedes all other written or oral agreements concerning the subject matter of this Agreement.

Section 6.4    Amendment and Waiver.  No term of this Agreement may be amended without the written consent of the parties hereto.

Section 6.5    Severability.  If any provision of this Agreement, or the application thereof in any circumstances, shall be held to be invalid, illegal or unenforceable in any respect for any reason, the validity, legality or enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired or affected.

Section 6.6    Assignments.  This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, administrators, executors, personal representatives, successors and assigns.  This Agreement may be assigned by the Company to a  successor in interest if such successor shall assume and be bound by the terms of this Agreement.  This Agreement may not be assigned by the Executive.

Section 6.7    Jurisdiction and Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York.  For all conflicts arising out of this Agreement, each party agrees to submit to the jurisdiction of the federal and state courts in New York County, New York.

Section 6.8    Withholding.  The Company shall be entitled to withhold from any compensation paid to Executive under this Agreement an amount sufficient to satisfy all federal, state and local income and employment tax withholding requirements.

Section 6.9    Headings.  The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

Section 6.10    Counterparts.  This Agreement may be executed in two or more counter-parts, all of which taken together shall constitute one instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

NEUROLOGIX, INC.

By:
John E. Mordock
President & Chief Executive Officer

Marc Panoff

Exhibit B

December 15, 2005

Mr. Marc Panoff
65 Rockledge Drive
Suffern, NY 10901

Dear Marc:

On behalf of Neurologix, Inc. (the “Company”), I am pleased to extend to you an offer of employment with the Company. The following confirms the details of such offer:

1.	Positions: Your titles will be Chief Financial Officer and Treasurer.

2.	Start Date: Location: You will commence your employment on January 23, 2006 (the “Start Date”), and will initially be located at the Company’s principal office.

3.
Compensation:  Your annual base salary will be $165,000. Your salary will be payable in accordance with the Company’s standard payroll policies (subject to normal required withholdings). Additionally, you will be eligible to receive a discretionary annual bonus.

4.
Options:  On the Start Date, you will be granted options to purchase 180,000 shares of the Company’s common stock with an exercise price equal to the fair market value of the Company’s common stock on the date of grant. The options will be granted pursuant to an option agreement which will be executed and delivered on the Start Date. The options will vest over 3 years from the date of grant as follows:

(a)	25,000 options - vest on date of grant;
(b)	35,000 options - vest on the first anniversary of date of grant;
(c)	60,000 options - vest on the second anniversary of date of grant;
(d)	60,000 options - vest on the third anniversary of date of grant.

5.
Benefits:  You will eligible to participate in or receive benefits under all employee benefit plans made available by the Company generally to its executive employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans, including but not limited to, medical and other welfare benefits.

6.
Severance:  In the event that the Company terminates your employment without Cause (as defined in Appendix A) during your first two years of employment with the Company, you will be entitled to receive, immediately following the six-month anniversary of your termination date, a cash payment equal to six months of base salary (less withholding of applicable taxes), and all options scheduled to vest in the year of termination shall immediately vest on your termination date.  All other unvested options shall terminate on your termination date.

7.	Employment Status: Your employment with the Company will be “at will” which means that such employment may be terminated by the Company at any time for any reason.

8.	Confidentiality Agreement: On or before the Start Date, you will be required to sign the Company’s form of confidentiality agreement.

Please confirm that you have received this letter and agree to its terms by signing and returning one copy of this letter to me. Once again, I am very pleased to offer you a position and look forward to your many contributions to the Company.

Sincerely,

Michael Sorell
President and Chief Executive Officer

I agree to the terms of my employment with the Company as of the date set forth below:

Employee Signature:

Print Name:

Date:

APPENDIX A

As used herein, termination for “Cause” shall mean the occurrence of any of the following:

(1)           you shall have been convicted of, or plead guilty or nolocontendere to, a misdemeanor involving theft or moral turpitude or any felony;

(2)           you engaged in conduct that constitutes gross neglect or willful misconduct (including misappropriation or embezzlement of property of, or fraud with respect to, the Company or its subsidiaries or their affiliates) with respect to your employment duties; provided, however, that for purposes of determining whether conduct constitutes willful misconduct, no act on your part shall be considered “willful” unless it is done by you in bad faith and without reasonable belief that your action was in the best interests of the Company;

(3)           you shall fail or refuse, after reasonable requests, to perform your duties as directed by the CEO and/or the Board of Directors of the Company (the “Board”); or

(4)           you violate any material provision of the Company’s Code of Conduct and Ethics.

Notwithstanding the foregoing, the Company may not terminate your employment for Cause unless (x) a determination that Cause exists is made and approved by a majority of the Board and (y) you are given at least twenty (20) days written notice of the Board meeting called to make such determination and, if curable, an opportunity to cure during such notice period.